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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                     Commission File Number   1-672

                     Rochester Gas and Electric Corporation
             (Exact name of registrant as specified in its charter)

                                 89 East Avenue
                           Rochester, New York 14649
                                 (716) 546-2700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                          Common Stock (Par Value $5)

            (Title of each class of securities covered by this Form)

Preferred Stock, $100 par value

     4%       Series F    4.95%    Series K
     4.10%    Series H    4.55%    Series M
     4.75%    Series I
     4.10%    Series J

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                       --------------------------------

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a) (1) (i)    X    Rule 12h-3 (b) (1) (i)
     Rule 12g-4 (a) (1) (ii)        Rule 12h-3 (b) (1) (ii)
     Rule 12g-4 (a) (2) (i)         Rule 12h-3 (b) (2) (i)
     Rule 12g-4 (a) (2) (ii)        Rule 12h-3 (b) (2) (ii)
                                    Rule 15d-6                    X

Approximate number of holders of record as of the certification or notice date:
                                      One
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Rochester Gas and Electric Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Rochester Gas and Electric Corporation



                                    By:      /s/ Mark Keogh
                                        ----------------------------------
                                                 Mark Keogh
                                                  Treasurer
Date:  August 2, 1999